Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-255545) of our report dated December 30, 2020, which contained an uncertainty about the Company’s ability to continue as a going concern and excluded the retroactive effects of the discontinued operations, the termination of the VIE agreement, and the reverse split of the Company’s ordinary shares, as included in the Company’s 2021 Form 20-F annual report filed December 9, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

January 31, 2022